Kingsbarn Parallel Income Fund N-2/A

Exhibit 99(l)

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

April 5, 2023

Kingsbarn Parallel Income Fund

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

RE:	Opinion of Counsel regarding the Registration Statement filed on Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), and Securities Act of 1933, as amended (the “Securities Act”) (File Nos. 333-268026 and 811-23834)

Ladies and Gentlemen:

We have acted as counsel to Kingsbarn Parallel Income Fund (the “Fund”), a statutory trust organized under the laws of the state of Delaware and registered under the 1940 Act as a closed-end management investment company that is operated as an interval fund pursuant to Rule 23c-3 of the 1940 Act.

This opinion relates to the Fund’s Registration Statement on Form N-2 (the “Registration Statement”) and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a pre-effective amendment under the Securities Act and an amendment under the 1940 Act (collectively, the “Amendment”), each to the Registration Statement. The Amendment relates to the issuance of an unlimited number of shares of beneficial interest (collectively, the “Shares”), par value $0.001 per share, for the Fund. We understand that the Amendment is being filed with the Commission pursuant to the requirements of the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Fund's Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Fund, substantially in the form in which they are being filed in the Amendment (collectively, the “Prospectus”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Fund. We have made no independent investigation whatsoever as to such factual matters.

The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Fund will receive the net asset value thereof.

We have also assumed, without independent investigation or inquiry, that:

(a)	all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)	all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, or (ii) made by officers or representatives of the Fund are accurate, true, correct and complete in all material respects.

The Delaware Statutory Trust Act provides that shareholders of the Fund shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that Fund’s obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that each shareholder of the Fund shall not be personally liable for the debts, liabilities, obligations and expenses incurred by, contracted for, or otherwise existing with respect to, the Fund. The Trustees shall have no power to bind any shareholder personally or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time personally agree to pay pursuant to terms of the Declaration of Trust or by way of subscription for any Shares or otherwise. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)	The Shares to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Fund; and

(b)	The Shares, when issued and sold by the Fund for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Fund’s Registration Statement, will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities.

We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus and "Fund Counsel" in the statement of additional information for the Fund, which is included in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ PRACTUS, LLP

Practus, LLP

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